Exhibit 99

FOR IMMEDIATE RELEASE

ZAP’s Shares to Remain Listed on Pacific Exchange

SANTA ROSA, California (January 24, 2006) –ZAP [PCX: ZP] today reported that it has been notified by the PCX Equities, Inc. Equity Qualification Panel (the “Panel”), that the Panel has accepted ZAP’s plan to regain compliance with the $1.00 minimum price per share requirement for continued listing on the Pacific Exchange and will permit ZAP’s common stock to remain listed on the Pacific Exchange under the ticker symbol ZP.

“We are pleased to see that the Pacific Exchange has the confidence to continue maintaining the listing relationship with ZAP.  Our goal in the coming quarter is to bring ourselves up to full compliance.  We are committed to both our shareholders and the Pacific Exchange, and have already begun to actively implement our strategic plan for attaining exchange requirements,” stated ZAP’s CEO, Steve Schneider.

Pursuant to the Panel’s notice, to maintain its listing, ZAP must regain compliance with the minimum price per share requirement by its next annual shareholder meeting, tentatively scheduled for June 2006, or in the alternative, receive shareholder approval at such annual meeting for a reverse stock split in a ratio designed to regain compliance with the share bid price requirement.

About ZAP

ZAP, Zero Air Pollution®, has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP is at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, alcohol, hybrid, trybrid and other innovative power systems.

Forward Looking Statements

Statements in this press release that relate to future plans or projected results of ZAP are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. The Company’s actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the continued acceptance of the Company's products, increased levels of competition, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights, and the realization of any of the other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.  Readers of this press release are cautioned not to put undue reliance on forward looking statements.

Contact:

     ZAP
     Jennifer Zimmons, 212-838-1444 (Investor Relations)
     investor@zapworld.com

     Alex Campbell, 707-525-8658 ext. 241 (Media Relations)
     acampbell@zapworld.com

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